EXHIBIT 13
CEO AND CFO CERTIFICATION
     In connection with the Annual Report on Form 20-F of Infineon Technologies AG (the “Company”) for the annual period ended September 30, 2007, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), Wolfgang Ziebart, as Member of the Management Board and Chief Executive Officer of the Company, and Peter J. Fischl, as Member of the Management Board and Chief Financial Officer of the Company, each hereby certifies, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that, to the best of his knowledge:
     (1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
     This certification will not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section. This certification will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference.

December 7, 2007

/s/ Wolfgang Ziebart Wolfgang Ziebart
Member of the Management Board and
Chief Executive Officer

/s/ Peter J. Fischl Peter J. Fischl
Member of the Management Board and
Chief Financial Officer